Exhibit 4.28

Our Ref:        LN/170101

Company Licence No. :  C-005253

In reply C Please quote our reference number on the letter and envelope.

17 January 2017	DIRECT FAX : 2827 0821

Nissin Precision Metal Manufacturing Limited,	SUBJECT TO SIGNING OF THE
Unit 1801, Level 18,	DOCUMENTS OF LETTING(S)
Landmark North,	REFERRED TO HEREIN BUT
39 Lung Sum Avenue,	WITHOUT PREJUDICE TO (IF
Sheung Shui, New Territories.	ANY) THE PRECEDING
CONFIRMATION(S)
OF TENANCY OR
Attn: Ms. Vivian Cheung	PRELIMINARY
AGREEMENT(S) FOR LETTING

Dear Sirs,

Re :	Tenancy Renewal of Unit 1801, Level 18, Landmark North

As relating and incidental to the captioned matter, we send you herewith (in duplicate) the draft for the Tenancy Agreement for the captioned premises (“the Tenancy Agreement”) for your early perusal. Please however note that the enclosed draft was prepared based on our standardised letting agreement and we, for the sake of administrative unity, are not prepared to consider and accept any substantial amendment(s) proposed thereto.

The enclosed draft is in English. You have right to make your own arrangement to have it translated or interpreted to enable you to thoroughly understand the content and to take legal advice from your lawyer(s) on the matter. If you accept the content of the enclosed draft, please take them as engrossments for signing purpose.

Please bear in mind that the Tenancy Agreement must be signed by you on or before 23 February 2017 (“the Signing Date”). We like to give you early notice that the stamping and, if applicable, registration of the Tenancy Agreement duly signed or executed by the parties thereto will be attended to by us. You are therefore required to, on or before the Signing Date, return and send to us the following :-

1.	The Tenancy Agreement (in duplicate) duly signed or executed by you and as witnessed;

2.	Copy of your Memorandum and Articles of Association and a certified true copy (by your director or a solicitor) of the Minutes of your Board Meeting sanctioning and approving your entering into with us and signing of the Tenancy Agreement and of your latest Annual Return;

…/2

Nissin Precision Metal Manufacturing Limited

Attn: Ms. Vivian Cheung

3.	Your share of costs and disbursements as follows : -

3.1	Disbursement	HK$800.00	(Cheque to be made payable to Sun Hung Kai Real Estate Agency Ltd)

3.2	½ share of the stamp duty	HK$1,196.00	(Cheque to be made payable to The Government of The HKSAR)

3.3	½ share of the registration fee	HK$105.00	(Separate cheque to be made payable to The Government of The HKSAR)

Should you have any query, you may seek independent legal advice or contact us.

We like to take this early opportunity to advise that we shall not accept imposition on us by you or your solicitors undertaking to return to you or to your solicitors your part of the Tenancy Agreement signed or executed and stamped (and, if applicable, registered) within a stipulated period of time. Any such undertaking, even if imposed, shall be ignored and have no effect whatsoever.

Yours faithfully
For and on behalf of
SUN HUNG KAI REAL ESTATE AGENCY LTD

/s/ Janet Ho
JANET HO
Assistant General Manager - Leasing
Office Leasing Department

JH/KT/CW/bc

Encl

Our Ref:         OL-MB

Company Licence No:  C-005253

In reply C Please quote our reference number on the letter and envelope.	Direct Fax: 2827 0821

17 January 2017

Nissin Precision Metal Manufacturing Limited,

Unit 1801, Level 18,

Landmark North,

39 Lung Sum Avenue,

Sheung Shui, New Territories.

Attn: Ms. Vivian Cheung

Dear Sirs,

Re:	Tenancy Renewal

Unit 1801, Level 18, Landmark North (“the said building”) (“the said premises”)

We refer to the renewal of the tenancy in respect of the said premises and we would like to confirm the Landlord’s offer to renew the said tenancy on the broad terms and conditions as follows:-

Landlord	:	SHK SHEUNG SHUI LANDMARK INVESTMENT LIMITED

Landlord’s Agent	:	Sun Hung Kai Real Estate Agency Ltd,
Room 408, 4/F, Sun Hung Kai Centre,
30 Harbour Road, Hong Kong.

Tenant	:	Nissin Precision Metal Manufacturing Limited,
Unit 1803A, 18th Floor,
Landmark North,
39 Lung Sum Avenue,
Sheung Shui, New Territories.

Premises	:	Unit 1801, Level 18,
Landmark North,
39 Lung Sum Avenue,
Sheung Shui, New Territories.

Gross Area	:	Approx 1,912 sf(G).

Term	:	THREE (3) YEARS commencing on 21 March 2017 and expiring on 20 March 2020 (both days inclusive).

…/2

Nissin Precision Metal Manufacturing Limited

Attn: Ms. Vivian Cheung

Rent	:	Year 1, HK$38,240.00 [i.e. approx @HK$20.00 psf (G)] per month.

Year 2, HK$39,387.20 [i.e. approx @HK$20.60 psf (G)] per month.

Year 3, HK$41,681.60 [i.e. approx @HK$21.80 psf (G)] per month.

Payable monthly in advance, exclusive of air-conditioning and management charges, rates and other outgoings, which are payable by the Tenant.

Air-conditioning and Management Charges	:

Currently at HK$9,273.20 per month (inclusive of provision of management service and standard hours air-conditioning supply), payable monthly in advance and subject to revision prior to the commencement of and during the said term.

The Landlord’s standard hours of air-conditioning supply will be from 0800 hours to 1900 hours daily from Mondays to Fridays and from 0800 hours to 1400 hours for Saturdays. No standard hours of air-conditioning supply is provided on Sundays and Public Holidays. The Tenant’s demand for extra air-conditioning outside the abovesaid hours shall be subject to the Landlord’s approval and surcharge therefor imposed by the Landlord or the manager.

Deposit	:	Three months’ rent and air-conditioning and management charges at HK$152,864.40. The existing eposit of HK$138,811.20 shall be transferred and be applied to pay the deposit payable hereunder and the short-fall of deposit of HK$14,053.20 shall be paid by the Tenant upon signing of this offer letter (“the initial deposit”). No interest is payable on the initial deposit.

…/3

Nissin Precision Metal Manufacturing Limited

Attn: Ms. Vivian Cheung

Tenancy Agreement	:	It is a condition of the agreement constituted by your acceptance of the offer made herein that the new Tenancy Agreement shall be signed by you on or before 23 February 2017. If the new Agreement is not signed by you and returned to us on or before the said date and/or if you have breached any term or condition hereof, the agreement constituted as aforesaid shall be considered to have been breached by you and the Landlord shall be entitled to cancel and terminate the proposed renewal of letting and the said agreement with immediate effect by notice to you in writing and (if any) the initial deposit paid will be forfeited as liquidated damage, but not penalty, to compensate the loss sustained by the Landlord in keeping the said premises available to you, but without prejudice to the Landlord’s right to make claim against you for damages not being set off or covered by (if any) any deposit forfeited or to, as the Landlord will deem fit so to do as an alternative remedy, enforce performance of the said agreement by you.

Legal Cost, Stamp Duty & Disbursement	:	Each party shall pay its own legal costs but stamp duty shall be shared equally between the parties. The Tenant shall also pay to the Landlord a sum of HK$800.00 as contribution towards the disbursement incurred from this letting.

User	:	For Office use only.

Rent-free Period	:	There will be no rent-free period during the term of the tenancy.

Handover Condition	:	The Tenant shall take the said premises in its “as-is” state and condition, and shall at its own costs reinstate the said premises in a “bare shell” state and condition upon expiry or earlier termination of this Tenancy.

…/4

Nissin Precision Metal Manufacturing Limited

Attn: Ms. Vivian Cheung

Rights of Third Party	:	(a)	Save as provided in sub-clause (b) below, the Landlord and the Tenant do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap.623) (the “Rights of Third Parties Ordinance”).

		(b)	Subject to the provisions contained in this Clause, each of the following third parties (each being a “Designated Third Party”) shall have the benefit of and may enforce this Agreement pursuant to the Rights of Third Parties Ordinance:-

(i) the manager of the said building; and

(ii) the Landlord’s successor(s) in title and assign(s).

		(c)	This Agreement may be varied from time to time or (where such right of rescission exists) rescinded without the consent of any Designated Third Party or any other person who is not a party to this Agreement and section 6(1) of the Rights of Third Parties Ordinance shall not apply to this Agreement.

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Nissin Precision Metal Manufacturing Limited

Attn: Ms. Vivian Cheung

Trusting the above terms and conditions are acceptable to you, we shall be glad if you could confirm your acceptance of the said terms and conditions by signing and reliraing the duplicate of this letter to us together with your cheque payable to “Sun Hung Kai Real Estate Agency Ltd” for the initial deposit (i.e. HK$14,053.20) on or before 23 February 2017, failing which this offer will lapse automatically. We stress that time shall be of the essence hereof. Your acceptance hereof in the said manner shall constitute valid and binding agreement between you and the Landlord for the renewal of letting of the said premises on the broad terms and conditions contained herein.

Yours faithfully

For and on behalf of

SUN HUNG KAI REAL ESTATE AGENCY LTD

/s/ Janet Ho
JANET HO	We confirm our acceptance to the
Assistant General Manager - Leasing	above terms and conditions
Office Leasing Department

JH/KT/CW/bc	(signed with Co. Chop)

Date: